        AMENDMENT NO. 1
             TO
             CONSULTING AGREEMENT

This constitutes Amendment No. 1 to that Consulting Agreement (the "Agreement"), dated as of September 6, 2018, by and between by and between Clikia Corp., a Nevada corporation (the "Company"), and Adam Goodkin ("Goodkin").

For good and adequate consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Goodkin agree, as follows:

 A. Exhibit "A" of the Agreement is hereby deleted in its entirety and replaced with the following:

  The Company shall issue to Goodkin 25,000,000 shares of its common stock.

  In addition, on each of September 6, 2018, December 6, 2018, March 6, 2019, and June 6, 2018 (the "Pricing Date"),
  Consultant shall be paid the sum of $25,000.00 in shares of common stock of the Company. The number of shares shall be calculated in accordance with the following formula:

   $25,000.00 divided by the Market Price (defined below) equals the number of shares due Consultant.

  For purposes hereof, Market Price shall mean the average last sale price, as reported on OTCMarkets.com, of the
  Company's common stock for each of the five consecutive trading days immediately preceding the applicable Pricing Date.

 In all other aspects, the Agreement is ratified and affirmed as of this 2nd day of January, 2019.

 COMPANY:      GOODKIN:

 CLIKIA CORP.

        /s/ ADAM GOODKIN
 By: /s/ DAVID LOFLIN     Adam Goodkin
  David Loflin
  CEO

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              CONSULTING AGREEMENT

This Consulting Agreement is made as of the 6th day of September, 2018, by and between Adam Goodkin ("Consultant"), and Clikia
Corp., a Nevada corporation (the "Company").

 WHEREAS, the Company is in need of social media marketing services; and

 WHEREAS, Consultant is capable of providing the social media marketing services required by the Company; and

 WHEREAS, the Company' common stock is publicly traded  on the OTCMarkets.com system, under the symbol "CLKA"; and

 WHEREAS, the Company desires to hire Consultant and Consultant is willing to accept the Company as a client.

 NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

 1. Services. The Company hereby engages Consultant, on a non-exclusive basis, to render consulting services with respect to certain of its needed social media marketing services as such may be agreed upon by the Company and Consultant. Consultant hereby accepts such engagement and agrees to render such consulting services throughout the term of this Agreement. Consultant agrees that he shall be responsible for all expenses incurred in his performance hereunder, unless the Company and Consultant shall agree otherwise in writing.

 It is further agreed that Consultant shall have no authority to bind the Company to any contract or obligation or to transact any business in the Company's name or on behalf of the Company, in any manner. The parties intend that Consultant shall perform his services required hereunder as an independent contractor.

 2. Term. The term of this Agreement shall commence on September 6, 2018, and shall continue through August 31, 2018.

 3. Consideration. In consideration of the services to be performed by Consultant, the Company agrees to pay to Consultant the sum of $100,000.00, which shall be payable in the manner set forth in Exhibit "A" attached hereto and made a part hereof.

 4. Representations and Warranties of the Company. The Company represents and warrants to Consultant that:

  A. The Company will cooperate fully and timely with Consultant to enable Consultant to perform his obligations hereunder.

  B. The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company.

  C. The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.

 5. Representations and Warranties of Consultant.

  A. Consultant represents and warrants to the Company that Consultant is under no legal disability with respect to entering into, and performing under, this Agreement.

  B. Consultant, including each of his affiliates, will not directly or indirectly buy or sell the securities of the Company at any time when he or they are privy to non-public information.

 6. Notices. All notices hereunder shall be in writing and addressed to the party at its last known address, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national or international overnight courier. Notices will be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service.

 7. Miscellaneous.

  A. In the event of a dispute between the parties arising out of this Agreement, both Consultant and the Company agree to submit such dispute to arbitration before the American Arbitration Association (the "Association") at its Dallas, Texas, offices, in accordance with the then-
urrent rules of the Association; the award given by the arbitrators shall be binding and a judgment may be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, may award attorneys fees to the prevailing party.

  B. This Agreement is not assignable in whole or in any part, and shall be binding upon the parties, their heirs, representatives, successors or assigns.

  C. This Agreement may be executed in multiple counterparts which, taken together, shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, if each party executes at least one counterpart.

  D. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

  THE COMPANY:     CONSULTANT:

  CLIKIA CORP.

        /s/ ADAM GOODKIN
        Adam Goodkin
  By: /s/ DAVID LOFLIN
   David Loflin
   CEO

          EXHIBIT "A"

 On each of September 6, 2018, December 6, 2018, March 6, 2019, and June 6, 2018 (the "Pricing Date"), Consultant shall be paid the sum of
$25,000.00 in shares of common stock of the Company. The number of shares shall be calculated in accordance with the following formula:

  $25,000.00 divided by the Market Price (defined below) equals the number of shares due Consultant.

  For purposes hereof, Market Price shall mean the average last sale price, as reported on OTCMarkets.com, of the Company's common stock for each of the five consecutive trading days immediately preceding the applicable Pricing Date.